Exhibit 3.5

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150136466-24
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/26/2015 10:37 AM
	Entity Number C4643-1990

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Cryoport, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

An amendment and restatement of the Certificate of Designation that adopts special mandatory conversion provisions for the Class A Preferred Stock upon a Qualified Offering (as defined in the Certificate Amendment).

Please see attached.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF CLASS A PREFERRED STOCK

of

Cryoport, Inc.

a Nevada Corporation

Cryoport, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors and holders of a majority of Class A Preferred Stock of the Corporation:

RESOLVED, that the Certificate of Designation of Class A Preferred Stock is hereby amended and restated in its entirety, and each of the Chief Executive Officer, the Chief Financial Officer, and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute and file with the Secretary of State of the State of Nevada an Amended and Restated Certificate of Designation of Preferred Stock of the Corporation setting forth a copy of this resolution amending and restating the designation, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation’s Articles of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. Number of Shares; Designation. A total of Eight Hundred Thousand (800,000) shares of preferred stock, par value $0.001, of the Corporation have been designated as “Class A Preferred Stock.”

2. Dividends. From and after the date of the issuance of any shares of Class A Preferred Stock, dividends at the rate per annum of $0.96 per share shall accrue on such shares of Class A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Preferred Stock). Dividends shall accrue from day-to-day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Sections 2, 3, and 6, accrued dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such accrued dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Class A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Class A Preferred Stock in an amount at least equal to the amount of the aggregate accrued dividends on such share of Class A Preferred Stock and not previously paid.

3. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to Class A Original Issue Price (defined below), plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. The “Class A Original Issue Price” shall mean $12.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Preferred Stock.

(b) If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Preferred Stock the full amount to which they shall be entitled under this Subsection 3(a) and the holders of shares of Class B Preferred Stock the full amount to which they shall be entitled pursuant to the terms of the Certificate of Designation for the Class B Preferred Stock, the holders of shares of Class A Preferred Stock and the holders of shares of Class B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) The aggregate amount which a holder of a share of Class A Preferred Stock is entitled to receive under Section 3 is hereinafter referred to as the “Class A Liquidation Amount.”

4. Voting. Except as otherwise required by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter multiplied by thirty (30). Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Class A Preferred Stock shall vote together with the holders of Common Stock as a single class.

5. Optional Conversion. The holders of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(1) Conversion Ratio. At any time on or after September 1, 2014, the holders of Class A Preferred Stock may convert, at the option of the holder thereof, shares of Class A Preferred Stock, without the payment of additional consideration, into such number of fully paid and non-assessable shares of Common Stock as is determined by (i) multiplying the number of shares of Class A Preferred Stock to be converted by the Class A Original Issue Price, (ii) adding to the result all dividends then accrued but unpaid on such shares of Class A Preferred Stock to be converted, and then (iii) dividing the result by the Class A Conversion Price (as defined below) in effect at the time of conversion. The “Class A Conversion Price” shall initially be equal to $0.40. Such initial Class A Conversion Price, and the rate at which shares of Class A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(2) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Class A Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred Stock. Any resulting fractional shares shall be rounded up to the next whole share.

(c) Mechanics of Conversion.

(1) Notice of Conversion. In order for a holder of Class A Preferred Stock to voluntarily convert shares of Class A Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Class A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Class A Preferred Stock and/or the dividends accrued but unpaid theron, and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Class A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Class A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 5(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(2) Reservation of Shares. The Corporation shall at all times when the Class A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Class A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Class A Conversion Price.

(3) Effect of Conversion. All shares of Class A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5(b). Any shares of Class A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly.

(4) No Further Adjustment. Upon any such conversion, no adjustment to the Class A Conversion Price shall be made for any declared but unpaid dividends on the Class A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(5) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Class A Original Issue Date (as defined below) effect a subdivision of the outstanding Common Stock, the Class A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine the outstanding shares of Common Stock, the Class A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. “Class A Original Issue Date” means the date on which the first share of Class A Preferred Stock was issued.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Class A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Class A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Class A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Class A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Preferred Stock had been converted into Common Stock on the date of such event.

(f) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5(e)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Class A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Class A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Preferred Stock

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Class A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Preferred Stock.

6. Mandatory Conversion.

(a) Trigger Events. Upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Corporation for the sale of shares of Common Stock or that includes the sale of shares of Common Stock among the sale of other securities (a “Qualified Offering”) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (1) all outstanding shares of Class A Preferred Stock shall automatically be converted into shares (or units, if applicable) of the securities issued in such Qualified Offering at the Qualified Offering Conversion Rate, and (2) such shares may not be reissued by the Corporation. The “Qualified Offering Conversion Rate” shall be determined by (1) multiplying the number of shares of Class A Preferred Stock to be converted by the Class A Original Issue Price, (2) adding to the result all dividends then accrued but unpaid on such shares of Class A Preferred Stock to be converted, then (3) dividing the result by the Qualified Offering Conversion Price. The “Qualified Offering Conversion Price” shall mean eighty percent (80%) of the price per share (or unit, if applicable) of the securities issued by the Corporation in such Qualified Offering (i.e., a twenty percent (20%) discount).

(b) Procedural Requirements. All holders of record of shares of Class A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Class A Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class A Preferred Stock in certificated form shall surrender his, her, or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate ) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Stock converted pursuant to this Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her, or its nominees, a certificate or certificates for the number of full shares of the securities issued in such Qualified Offering issuable on such conversion in accordance with the provisions hereof. Such converted Class A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly.

7. Optional Redemption.

(a) General. The Class A Preferred Stock shall be subject to redemption by the Corporation, at any time on or after January 15, 2017, at a price equal to the Class A Original Issue Price per share, plus all declared but unpaid dividends thereon (the “Redemption Price”). If the Corporation elects to redeem any shares of Class A Preferred Stock, such redemption shall be with respect to all of the then outstanding Class A Preferred Stock.

(b) Redemption Notice. If the Corporation elects to redeem the then outstanding Class A Preferred Stock, the Corporation shall send written notice of the optional redemption (the “Redemption Notice”) to each holder of record of Class A Preferred Stock not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state:

(1) The date of the payment of the Redemption Price (the “Redemption Date”) and the Redemption Price;

(2) the date upon which the holder’s right to convert such shares terminates; and

(3) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Class A Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Class A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Class A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Class A Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Class A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Class A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Class A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

8. Redeemed or Otherwise Acquired Shares. Any shares of Class A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Preferred Stock following redemption.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Class A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of Nevada Law, and shall be deemed sent upon such mailing or electronic transmission.